Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 24, 2008

Barclays Capital iPath Barclays Capital Global Carbon Index Guide May 2008

BGCI: A Carbon Investment Benchmark The Barclays Capital Global Carbon IndexTM “BGCI” measures the performance of the most liquid carbon-related credit plans and is designed to be an industry benchmark for carbon investors. Each plan included in the index is represented by the most liquid instrument available in the marketplace. The index expects to incorporate new plans as they develop around the world. At inception the index includes two plans: ??EU ETS Phase II; and ??Kyoto Clean Development Mechanism (CDM). The index is published in EUR and USD as excess return and total return indices. Each component plan is also available expressed in EUR and USD as excess and total return indices. Figure 1: BGCI And Component Total Return Indices In USD 190 BGCI USD TR 170 EUA TR USD CER TR USD Index USD 150 130 Total Retrun 110 90 70 Nov 06 Feb 07 May 07 Aug 07 Nov 07 Feb 08 May 08 Source: Barclays Capital Reducing Greenhouse Gas Emissions The climate debate is now focused on how best to reduce emissions The rise in global temperatures and atmospheric carbon dioxide concentrations, coupled with the recent spate of extreme weather events, has changed the focus of the climate change debate. The question now, is not whether to, but rather how best to, reduce greenhouse gas (GHG) emissions on a global scale. The international response to climate change has centered on the Kyoto protocol The international response so far has centered on the Kyoto protocol (“Kyoto”), an international agreement that requires the developed nation signatories to abate their GHG emissions by an average of 5.2% over 2008-12 relative to 1990. The GHGs that Kyoto addresses are carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride. Most significantly the protocol put in place various “flexible trading mechanisms” to assist the countries with emissions reduction targets to achieve their goals at the lowest possible cost. One of the trading mechanisms is the Clean Development Mechanism (CDM), a project-based initiative whereby developing nations can implement projects to reduce GHGs and receive Certified Emission Reduction credits (CERs) for each tonne of carbon dioxide equivalent avoided. Barclays Capital Index Products 1

In order to achieve the Kyoto targets, a variety of regional and national policies exist aimed at abating GHG emissions. These include policy measures such as taxation of emissions, legislation or implementation of Cap & Trade plans. Cap & Trade is fast becoming the preferred policy instrument for controlling emissions Cap & Trade is fast becoming the preferred policy instrument for controlling GHG emissions. A Cap & Trade mechanism sets emission limits (ie, the right to emit a certain quantity of emissions), which can be allocated or auctioned to the parties in the plan up to the total emissions cap. The cap is set at a level that would achieve the required reduction. The parties are then able to trade their emission rights freely among themselves. In theory the “trade” element allows emission abatement to take place at the lowest possible cost by allowing companies with a high marginal abatement cost to buy credits from companies that can abate GHG emissions for less. The “cap” is best for the environment as it places a firm limit on emissions that would be unlikely to be achieved via taxation. Cap & Trade is not a new concept. Indeed, it has an impressive track record abating sulphur dioxide and nitrogen oxides through a variety of regional US plans over the past 15 years, resulting in a 40% reduction in sulphur dioxide in the US North East since 1995. The adoption of Cap & Trade as the primary method for curbing GHGs began fairly recently with a plan in Denmark in 2001. The European Union Emissions trading scheme has become the Since then, national or regional Cap & Trade plans have been (or are shortly to be) introduced in the European Union, Japan, the US, Australia and New Zealand. The European Union Emissions trading scheme (EU ETS) was launched in 2005 and has become the largest largest greenhouse gas trading plan in the world GHG trading plan in the world. The EU ETS has entered Phase II (2008-12), following the initial “trial” first Phase (2005-07). In 2008, New Zealand will be launching its GHG Cap & Trade plan, which may at some stage link with an Australian plan. The US is due to launch a state-level GHG Cap & Trade plan, the Regional Greenhouse Gas Initiative (RGGI), in 2009. There are also several other state level plans at the planning stage, which may prove to be the precursor for a federal Cap & Trade plan by 2012. 2 Index Products Barclays Capital

Tradable Carbon Credits

EUAs and CERs are the most liquid and tradable emission credits. The following table sets out the key carbon credits that are traded around the world.

Figure 2: Tradable Carbon Credits

Asset	Description	Usage	Traded volume ($MtCO_2e$) 2006	2007 (est)	Trading platform
Assigned Amount Units (AAUs)	AAUs are tradable emissions units equalling 1 tonne CO_2 equivalent (CO_2e). They are allocated under Kyoto for each commitment period. Each country is permitted to emit greenhouse gases equivalent to their assigned amount.	Governments	-	-	OTC
European Union Allowances (EUAs)	EUAs are allocated under the National Allocation Plan of each country within the European Union Emission Trading Scheme (EU ETS). Each EUA represents one tonne of CO_2 (other GHGs are not yet included in the EU-ETS).	Companies	1,101	2,337	Exchange traded & OTC
Certified Emission Reductions (CERs)	A CER is a tradable credit worth one tonne of CO_2e generated by projects accredited by the Clean Development Mechanism (CDM) of the Kyoto Protocol. These are aimed at the developing world to encourage carbon abatement and generate revenue. There are two types of CERs that are traded - primary and secondary.	Governments & companies			
	Primary CERs are classified as CERs purchased on a forward basis directly from a CDM project prior to the CERs being issued by the UN. Primary CERs carry project delivery risk and are therefore valued at a discount to secondary CERs.		450	570	Exchange traded & OTC
	Secondary CERs represent credits which are either issued by the UN and traded in the spot or forward market, or forward CERs where the volume is guaranteed and therefore there is no project delivery risk.		25	200	
Emission Reduction Units (ERUs)	ERUs are credits allocated to projects under the Joint Implementation (JI) provisions of Kyoto and are each worth one tonne of CO_2e. JI projects take place within Kyoto-capped countries only.	Governments & companies	16	-	OTC
Removal Units (RMUs)	RMUs are carbon offsets allocated for carbon sink projects involving land use, land use change and forestry.	Governments (companies can, but unlikely)	-	-	OTC
Voluntary Emission Reductions (VERs)	VERs are carbon offsets offered by commercial firms whereby the purchaser pays to have an emissions allowance purchased and retired on their behalf to offset the carbon.	Companies	13	25	OTC
Carbon Financial Instrument (CFI)	CFIs are traded on a voluntary basis on the Chicago Climate Exchange (CCX). Each CFI represents 100 tonnes of CO_2e.	Companies	10	20	Exchange traded
New South Wales Greenhouse Gas Reduction Scheme (GGAS)	GGAS establishes annual state-wide GHG reduction targets, and then requires individual electricity retailers and certain other parties which buy or sell electricity in NSW to meet mandatory benchmarks based on the size of their share of the electricity market.	Companies	20	22	Exchange
Forthcoming credits	Regional Greenhouse Gas Initiative (RGGI) Western Climate Initiative (WCI) California New Zealand Australia National Emissions Trading Scheme	Companies	na	na	na

Source: UNFCCC, World Bank, New Carbon Finance, European Commission, Barclays Capital

Barclays Capital Index Products 3

Background On The EU ETS EU ETS covers 12,000 industrial installations generating CO2 emissions across the EU The EU Emission Trading Scheme is a Cap & Trade plan that covers approximately 12,000 industrial installations generating CO2 emissions in certain sectors, such as power generation, utilities, iron, steel, and cement. Under the EU ETS, each country has a National Allocation Plan (NAP), which determines the caps on GHG emissions for each installation. Installations are allocated allowances (EUAs) up to their cap or, in Phase II of the plan, may purchase a proportion through auction. Installations have to monitor their emissions and after each year submit EUAs equivalent to their verified emissions. Companies that do not have sufficient EUAs can buy them from other EC companies that have a surplus, or within certain limits, use CERs and/or ERUs for compliance purposes instead of EUAs. The EU ETS Phase I runs from 2005-07, Phase II from 2008-12 and Phase III commences in 2013 The EU ETS began with a first Phase running from 2005-07. Looking back, Phase I will chiefly be remembered for the price collapse in spring 2006 when the publication of 2005 verified emissions data showed that the market was long allowances and not short as previously thought. The surplus was due to over allocation of credits in the order of around 5% of the total cap. Phase II of the plan is in line with the first Kyoto period and runs from 2008-12. Compared to the first phase, allocations in the second phase have been reduced to ensure that they are consistent with meeting the national Kyoto targets. The annual shortfall of credits will be approximately 285 million tonnes (source: New Carbon Finance). In addition, EU legislation enables banking of credits from Phase II to Phase III (this was not possible between Phase I and Phase II), which is expected to provide further price support for Phase II credits. Phase III will commence in 2013. Pricing of allowances is driven by supply and demand. The main factors determining demand are the weather and relative fuel prices As in any market, EUA pricing is set by supply and demand. Supply is determined by allowances (EUAs) and other carbon credits that are available to the market, eg, CERs and ERUs. Demand is determined by the volume of carbon emitted during the year in relation to the annual allocation. The main factors influencing volumes emitted in the short term are the weather, relative fuel prices and the amount of electricity generated from non fossil fuel sources. The effect of weather has been felt at various times in the EUA market, most notably in winter 2006 when cold weather and a shortage of gas drove up Phase I prices, and in January 2007, when there was the opposite effect. Technically, these factors should only have affected Phase I prices, but in January 2007 market sentiment also caused Phase II prices to soften. Figure 3: Exchange-Traded Volumes EU ETS In 2006 (mtCO2) Powernext EEX 6% 2% Nord Pool 11% ECX 81% Source: Exchanges, IFSL 4 Index Products Barclays Capital

Trading of allowances is concentrated on the European Climate Exchange The bulk of exchange trading activity in EUAs is concentrated on the European Climate Exchange (ECX) CFI contracts that are traded on the ICE Futures exchange in London. In 2006, ECX accounted for over 80% of EU ETS exchange transactions (including OTC contracts cleared through exchanges) with the balance traded on Nord Pool, Powernext and the European Energy Exchange. Background On CDM CDM is a project based initiative for developing nations. CDM projects generate CERs CDM is a project-based initiative whereby signatories of Kyoto without an emissions reduction target (ie, developing nations such as India, China and Brazil) can implement projects to reduce GHGs and receive CERs for each tonne of CO2 equivalent avoided. In order to receive CERs, a CDM project must first be registered with the United Nations Framework Convention on Climate Change (UNFCCC) Secretariat. To be registered, a project must be approved by the host country and must go through a strict set of procedures to show that it meets the CDM eligibility requirements. Around 850 projects have been registered so far, and more than 2,600 more projects are in the pipeline. Once a project has been registered, it must monitor its emission reductions and have them verified by an independent UN-accredited organization. The verified monitoring reports are subsequently reviewed by the UNFCCC Secretariat in advance of actual CER issuance. Approximately 94 million CERs have been issued so far. Figure 4: CDM Projects Share Of Volume Supplied In 2006 Africa Other 3% 7% Rest of Asia 7% Rest of L.America 6% Brazil 4% China India 61% 12% Source: World Bank The market for CERs includes Governments, EU ETS buyers and companies operating under voluntary plans CERs may be used by governments to supplement AAU holdings to meet Kyoto obligations. They may also be used by companies operating within GHG trading plans which recognize such credits (eg, the EU ETS, the Regional Greenhouse Gas Initiative in the US, the Japanese Voluntary Emission Trading Scheme). Of the three “flexible trading mechanisms” of Kyoto, the CDM shows the most market activity. Investing In Environmental Markets Investment in carbon funds tops $12.5bn to date Since 2001, there has been a marked increase in the amount invested in the environmental markets. Currently $12.5bn has been invested in carbon funds. In addition, clean energy projects have attracted $75.4bn worth of investments in 2006, compared to $54.2bn in 2005 (sources: New Energy Finance and Bloomberg). Barclays Capital Index Products 5

Investors may have been attracted into these markets for the following reasons:

- The perceived consensus that the global carbon price could rise significantly if the worst-case scenarios of climate change are to be avoided
- Portfolio diversification
- Hedge on industrial and energy prices
- Ethical investment

Figure 5: Cumulative Investments In Carbon Funds (US$bn)



investment in carbon funds (US$ billion)
14
12
10
8
6
4
2
0
0.3
0.8
1.7
2.7
4.8
8.0
12.5
2001
2002
2003
2004
2005
2006
2007

Source: New Carbon Finance

Trading in carbon credits has grown significantly in 2006 and 2007

In addition to the growth in investments in carbon funds, the GHG trading markets have witnessed significant growth. For example, in 2006 the carbon market grew threefold to $30bn and by 2020 the global carbon market could increase to $700bn (source: New Carbon Finance).

Figure 6: Global Carbon Markets, Volumes Traded



Volume traded, million tonnes CO2
3500
3000
2500
2000
1500
1000
500
0
CER
EU ETS
341
321
450
1101
770
2337
2004
2005
2006
2007 Est

Note: CER volume includes primary and secondary volume
Source: World Bank, New Carbon Finance, Barclays Capital

6 Index Products Barclays Capital

The Index The Barclays Capital Global Carbon IndexTM “BGCI” measures the performance of the most liquid carbon-related credit plans and is designed to be an industry benchmark for carbon investors. Each plan included in the index is represented by the most liquid instrument available in the market place. At inception the index includes two plans: ??EU ETS Phase II; and ??Kyoto Clean Development Mechanism (CDM). The index will incorporate new plans as they develop around the world. Eligible plans, index weights and carbon instruments are determined annually by the index sponsor (Barclays Capital) with the approval of the independent Barclays Environmental Markets Index Committee. The target weights are implemented during the annual roll of the index, which takes place each November. The index sponsor with the approval of the index committee may also adjust the index composition quarterly to take account of market developments. The index will be published in EUR and USD as excess return and total return indices. Indices for each component plan are also available in EUR and USD as excess and total return indices. Figure 7: Barclays Capital Global Carbon Index Structure Global Carbon Index EU Emissions Trading Kyoto Clean Development Other schemes as they Scheme Phase II. Mechanism. become eligible … Plan European Union Certified Emission Allowance (EUA). Reduction (CER). Instrument Futures Contract traded Futures contract traded on European Climate on European Climate Exchange (ECX) Exchange (ECX) carbon Source: Barclays Capital The Barclays Capital Environmental Markets Index Committee Barclays Capital has set up an independent committee to approve the rules, composition and methodology of its environmental markets indices including the BGCI. The committee will also provide governance over the quality of the indices and consider any issues involving any discretionary decisions related to the index. The committee currently consists of three members from Barclays Capital and five independent carbon market professionals and individuals from the institutional investor community. Barclays Capital Index Products 7

Barclays Capital Global Carbon Index™ Facts And Figures

Figure 8: Barclays Capital Global Carbon Total Return Index™

BGCI Total Return Indices (USD)



BGCI USD TR
EUA TR USD
CER TR USD
Total Retrun Index USD
190
170
150
130
110
90
70
Nov 06
Feb 07
May 07
Aug 07
Nov 07
Feb 08
May 08

BGCI Monthly Total Returns (USD)



BGCI (USD)
Monthly Total Return (%)
25
20
15
10
5
0
-5
-10
-15
-20
Nov 06
Dec 06
Jan 07
Feb 07
Mar 07
Apr 07
May 07
Jun 07
Jul 07
Aug 07
Sep 07
Oct 07
Nov 07
Dec 07
Jan 08
Feb 08
Mar 08
Apr 08

Annualized USD Index Returns By Component

	BGCI USD	EUA USD	CER USD
Annualized total return	35.8%	39.5%	21.4%
Annualized volatility	34.8%	37.2%	28.7%
Sharpe ratio	1.01	1.06	0.69

BGCI 2007-08 Target Weights



Kyoto CDM
20%
EU ETS
Phase II

Source: Barclays Capital

Figure 9: Monthly BGCI USD Total Returns (%)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
BGCI												
2006											16.9	0.6
2007	-14.8	-1.6	16.0	7.4	21.1	-3.0	-2.9	-6.5	10.4	10.4	1.6	-1.3
2008	-14.1	12.7	0.5	9.1								
BGCI EUA												
2006											18.6	0.4
2007	-15.8	-2.3	17.9	9.2	21.5	-2.7	-4.8	-7.9	12.1	12.1	1.2	-0.3
2008	-13.7	12.7	1.4	9.9								
BGCI CER												
2006											9.8	1.5
2007	-10.9	1.0	8.5	-0.3	19.0	-4.1	6.3	-0.1	3.4	3.4	3.2	-5.3
2008	-15.8	13.0	-3.5	5.6								

Source: Barclays Capital

8 Index Products Barclays Capital

Figure 10: Barclays Capital Global Carbon EUR Total Return Index

Annualized EUR Index Returns By Component

	BGCI EUR	EUA EUR	CER EUR
Annualized total return	34.8%	38.5%	20.6%
Annualized volatility	34.7%	37.2%	28.6%
Sharpe ratio	1.01	1.05	0.68

BGCI Monthly Total Returns (EUR)


BGCI (EUR)
Monthly Total Return (%)
25
20
15
10
5
0
-5
-10
-15
-20
Nov 06
Dec 06
Jan 07
Feb 07
Mar 07
Apr 07
May 07
Jun 07
Jul 07
Aug 07
Sep 07
Oct 07
Nov 07
Dec 07
Jan 08
Feb 08
Mar 08
Apr 08

Source: Barclays Capital

Figure 11: Monthly BGCI EUR Total Returns (%)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
BGCI												
2006											16.7	0.5
2007	-15.0	-1.7	15.7	7.3	20.9	-3.0	-2.9	-6.5	10.3	10.3	1.5	-1.3
2008	-14.1	12.8	0.7	9.3								
BGCI EUA												
2006											18.4	0.3
2007	-15.9	-2.4	17.6	9.1	21.3	-2.8	-4.8	-8.0	12.1	12.1	1.1	-0.4
2008	-13.7	12.7	1.7	10.1								
BGCI CER												
2006											9.6	1.3
2007	-11.1	0.9	8.3	-0.4	18.8	-4.2	6.3	-0.2	3.4	3.4	3.1	-5.2
2008	-15.8	13.0	-3.3	5.8								

Source: Barclays Capital

Additional Information

The index is calculated daily in EUR and USD for London and Target business days, and published with one day lag on the web http://www.barcap.com/indices/ and on Bloomberg.

Figure 12: Bloomberg Tickers For The BGCI And Sub-Indices

Index	USD total return	USD excess return	EUR total return	EUR excess return
BGCI	BXIIGCUT	BXIIGCUP	BXIIGCET	BXIIGCEP
BGCI EUA	BXIIEAUT	BXIIEAUP	BXIIEAET	BXIIEAEP
BGCI CER	BXIICEUT	BXIICEUP	BXIICEET	BXIICEEP

Source: Barclays Capital

Barclays Capital Index Products 9

Index Methodology

General Principles And Selection Process

The BGCI has been designed to provide exposure to the global price of carbon. To achieve this, the index will reference the world's major carbon-related credit plans. As at May 2008, the index includes the EU ETS, which is the most developed Cap & Trade carbon plan, and the Kyoto Protocol's Clean Development Mechanism, which has global reach.

It is expected that different regions around the world will develop their own carbon trading plans. If and when any of these become sufficiently robust and represent a material proportion of the global carbon market, as determined by the index sponsor, they will be considered for inclusion in the index reference plans.

The financial exposure of the index is equivalent to holding a basket of carbon instruments. The secondary market for carbon instruments is mainly based on futures contracts traded on exchange and forward contracts traded on an OTC basis. The objective of this index will be to invest in futures, which give a daily mark to market of the spot price of the underlying forward, but, in cases where this is not possible, eg, in the secondary CER market prior to march 2008, the index will instead gain exposure through a forward contract provided transparent pricing is available.

Selection Of Carbon Instrument For Plans Included In The Index

The index references one underlying carbon instrument per plan. The carbon instrument selected will be that which, in the view of the index sponsor, is the most appropriate and reflective of traded volume and provides accurate daily pricing. If a carbon instrument is available in both the forward and futures markets, the future will generally be preferred, provided, in the view of the index sponsor, it is suitably liquid and has accurate and reliable pricing. Where a carbon instrument is traded on more than one futures exchange, the index will select the contract with the highest traded volume.

Determination Of Annual Weights

The weight of each plan included in the index is determined annually by the index sponsor in discussion with the independent index committee. Plan weights are designed to reflect the financial value of trading in the underlying carbon credits. The weights will take into account the past years trading volume both on exchange and OTC (where data is available) together with expected future volumes.

Quarterly Composition Adjustments

The index sponsor with the approval of the index committee may also adjust the index composition quarterly to take account of market developments.

Figure 13: Index Composition at May 2008

GHG Credit Plan	Current Hedging Instrument	Underlying	Price Quote Currency	Price Source	Target Weight
EU ETS Phase II	ECX EUA Future Dec 2008	European Union Allowance	EUR	ECX closing settlement price	80%
Kyoto CDM	ECX CER Future Dec 2008	Certified Emission Reduction	EUR	ECX closing settlement price	20%

Source: Barclays Capital

10 Index Products Barclays Capital

Index Calculation Methodology

The index is implemented using a market-standard commodity index methodology described below. As current index components are all priced in EUR, the index formulae shown below are all expressed in EUR except where noted.

Pricing

For listed futures the index will use the official exchange settlement price.

For CER forward contracts, prices have been sourced as follows:

- October 2006 – March 2007, Barclays Capital
- March 2007 – April 2008, Reuters CER Index, as published on:

  www.reutersinteractive.com/CarbonPrices

FX rates used in the calculation of the USD indices are the 4pm London close mid-spot rates published by WM Company on Bloomberg page WMCO.

Notation

For variables that are affected by the index roll, the "next" instance is marked with a prime, eg, for variable x: this period x, next period x'

$P_{k,t}$	Price of first nearby contract k at time t
$P'_{k,t}$	Price of second nearby contract k at time t
IH_k	Index holdings of first nearby contract k
IH'_k	Index holdings of second nearby contract k
$CW_{k,t}$	Contract weight of first nearby contract k on day t
$CW'_{k,t}$	Contract weight of second nearby contract k on day t
IPW_k	Fixed percentage basket weight for commodity k

Index Holdings And Re-Balancing

The index replicates a fund of commodity futures (and/or forwards), which are re-weighted periodically back to fixed percentage weights.

The primary re-weighting of the index will take place annually each November. On the last day of October (the determination date), index holdings are determined for each carbon instrument. These index holdings are calculated based on fixed percentage basket weights and contract prices on the close of that day.

$$IH_k = IPW_k \times IndexNotionalValue / P_{k,t}$$

Roll of commodity futures/forwards takes place over the five business days after the determination date with amounts rolled equally over the period.

Figure 14: At Inception The Futures/Forward Schedule Will Be:

Plan	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
EUA	Z	Z	Z	Z	Z	Z	Z	Z	Z	Z	Z	Z+1
CER	Z	Z	Z	Z	Z	Z	Z	Z	Z	Z	Z	Z+1

Note: Z:: Dec, Z+1: Dec in subsequent year.
Source: Barclays Capital

Barclays Capital Index Products 11

BARCAP_RESEARCH_TAG_FONDMI2NBUR7SWED Note that the first delivery year for the two plans included at inception is 2008. In the absence of a 2007 contract, the December 2008 contract has been used. Index Weighted Value Each day the index has an index weighted value. On a non roll day the index weighted value is as follows: IWVt ?IH * P =k k k,t On days when there is a roll, the index weighted value is given by: IWVt =?IH * CW * P +?IH ‘ * CW ‘ * P’ k k k ,t k,t k k k t , k,t Note that IH = IH ‘ unless the index is re-weighted or the weights reset. k k Daily Commodity Weights Each day the weight of a commodity ( DCW k,t ) in the index is given by: IH * CW * P + IH ‘ * CW ‘ * P’ k k ,t k, t k k ,t k,t DCW = k,t IWV t Daily Price Return Daily returns ( DRt ) are calculated based on index holdings from the previous day: ?IH * CW * P + ? IH ‘ * CW ‘ * P’ k k k ,t 1 k,t k k k,t 1 k,t DRt = ( ) (1) ?IH * CW * P +? IH ‘ * CW ‘ * P’ k k k,t 1 k,t 1 k k k ,t 1 k,t 1 Day after the contract roll is finished (ie, CW ‘ = 100%) IH takes value from k,t 1 k IH ‘ the day before. k Note that on a non-roll day CW = 100%, CW ‘ = 0% and IH = IH ‘ k ,t 1 k ,t 1 k k Therefore DRt simplifies to: ?IH * P k k k,t DRt = ( ) 1 ?IH * P k k k,t 1 Excess Return Index An index of daily excess returns is created starting at 100 on 31 October 2006. It is called an excess return index because it gives you the excess over the return you get from the collateral used to purchase contracts. The excess return index is calculated as follows: ERIt =ERI * (1 + DR t ) t 1 The index is rounded to four decimal places. The excess return index is also available in USD and has a base of 100 on 31 October 2006. The index is calculated as follows: USD _ ERIt =USD _ ERI 1 + DRt FXt FX t 1 t 1 Where: FXt is the EUR to USD FX rate on day t. 12 Index Products Barclays Capital

BARCAP_RESEARCH_TAG_FONDMI2NBUR7SWED Note that the first delivery year for the two plans included at inception is 2008. In the absence of a 2007 contract, the December 2008 contract has been used. Index Weighted Value Each day the index has an index weighted value. On a non roll day the index weighted value is as follows: IWVt ?IH * P =k k k,t On days when there is a roll, the index weighted value is given by: IWVt =?IH * CW * P +?IH ‘ * CW ‘ * P’ k k k ,t k,t k k k t , k,t Note that IH = IH ‘ unless the index is re-weighted or the weights reset. k k Daily Commodity Weights Each day the weight of a commodity ( DCW k,t ) in the index is given by: IH * CW * P + IH ‘ * CW ‘ * P’ k k ,t k, t k k ,t k,t DCW = k,t IWV t Daily Price Return Daily returns ( DRt ) are calculated based on index holdings from the previous day: ?IH * CW * P + ? IH ‘ * CW ‘ * P’ k k k ,t 1 k,t k k k,t 1 k,t DRt = ( ) (1) ?IH * CW * P +? IH ‘ * CW ‘ * P’ k k k,t 1 k,t 1 k k k ,t 1 k,t 1 Day after the contract roll is finished (ie, CW ‘ = 100%) IH takes value from k,t 1 k IH ‘ the day before. k Note that on a non-roll day CW = 100%, CW ‘ = 0% and IH = IH ‘ k ,t 1 k ,t 1 k k Therefore DRt simplifies to: ?IH * P k k k,t DRt = ( ) 1 ?IH * P k k k,t 1 Excess Return Index An index of daily excess returns is created starting at 100 on 31 October 2006. It is called an excess return index because it gives you the excess over the return you get from the collateral used to purchase contracts. The excess return index is calculated as follows: ERIt =ERI * (1 + DR t ) t 1 The index is rounded to four decimal places. The excess return index is also available in USD and has a base of 100 on 31 October 2006. The index is calculated as follows: USD _ ERIt =USD _ ERI 1 + DRt FXt FX t 1 t 1 Where: FXt is the EUR to USD FX rate on day t. 12 Index Products Barclays Capital

Index Basket

The Barclays Capital Environmental Markets Index committee met in April 2008 to review the carbon instruments used in the index. Since the BGCI was launched, CER futures have been listed on several exchanges and the committee voted to use ECX CER futures prices in the index from May 2008.

The change was effected over the first five business days in May, and the index weights were unaffected.

Figure 15: Contracts Included In The Index From Nov 2006 With Initial Index Period Weights

Plan	Carbon Instrument	Annual Weight	Price Source
Nov 2006 to	**Oct 2007**		
EUA	ECX EUA Dec 2008 future	80.0%	ECX
CER	CER Dec 2008 forward	20.0%	Barclays Capital/Reuters CER index
From Nov-2007 to	**April 2008**		
EUA	ECX EUA Dec 2008 future	80.0%	ECX
CER	CER Dec 2008 forward	20.0%	Reuters CER Index
From May 2008	**(Quarterly index adjustment)**		
EUA	ECX EUA Dec 2008 future	80.0%	ECX
CER	ECX CER Dec 2008 future	20.0%	ECX

Note: Actual weights for May 2008 were EUA 82.2%, CER 17.8%
Source: Barclays Capital

Market Disruption

Market disruption occurs whenever there is no tradable price available for an index component. This might be because of a failure of an exchange to publish a final futures settlement price, a failure to obtain the reference price for a forward contract used in the index, or the publication of a "limit" price by an exchange. Market disruption will be determined by the index sponsor at its sole and absolute discretion.

The BGCI uses standard commodity index conventions for handling market disruptions and determining reference prices.

If a market disruption event occurs during the roll period of a specific contract, then the contract weight CW and CW' and prices for that contract remain the same as the previous day. On the first day that there is no disruption for that contract, the contract weights "catch up".

For example, if there is no market disruption in EUA on the first day of roll, then CW is 80% and CW' is 20%. If there are market disruptions on the second, third and fourth day, then CW and CW' remain the same as on the first day of the roll, and on the fifth day of the roll CW becomes 0% and CW' becomes 100%.

If the market disruption exists on the last day of the roll, then the roll for a given contract resumes on the next business day free of market disruption. To avoid doubt, in the event of market disruption in specific contracts, the roll is delayed for those contracts only. Unaffected contracts roll as normal.

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